EXHIBIT 10.4

SECURED PROMISSORY NOTE

CDN $5,000,000	Toronto, Ontario October 3, 2011

FOR VALUE RECEIVED, NOWPHIT Operations Inc. (“NowPhit”), a company operating in Ontario, Canada, (the “Borrower”), jointly, independently and unconditionally promises to pay to InterAmerican Gaming Inc. (“IAGM”), in the manner hereinafter provided, the principal sum of five million United States dollars ($5,000,000 USD).

The Loan shall be due and payable on or before October 3, 2016 and the Loan will be interest free. The Loan will be drawn down in tranches to a maximum of $5,000,000 USD.

Repayment in whole or in part of the Loan may be made by the Borrowers at any time following the date of the advance of the Loan. The Borrower herby agrees to repay any outstanding amounts owed to IAGM with the first available positive cash flows from the operations on NowPhit.

Security: The Borrowers pledge all assets including equipment, cash and cash equivalents and accounts receivable as security and the Borrowers grant a full interest in such security to IAGM and will execute a General Security Agreement for the benefit of IAGM.

Events of Default: In the event of default (missed payment) NOWPHIT will have 30 days to liquidate sufficient assets to cover the note plus interest. Interest will accrue during the default period at a rate of 1% per month. Failure to do so will result in IAGM registering a charge against all of the assets pledged for security. It is understood by the parties that an event of default that goes without remedy provides the lender ownership and liquidation rights to all assets pledged under this agreement, such rights to be enforced at the lenders sole discretion.

The Borrower hereby waives diligence, notice of default, notice of intent to accelerate, notice of acceleration, demand, presentment for payment and protest and any other notices whatsoever as well as notice of non-payment to the extent permitted by the Law. No failure, delay or omission of IAGM in exercising any right or remedy in respect of non-compliance with any provision of this Note, whether before or after the happening of any Default or Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Default or Event of Default. Any waiver by IAGM under this Note must be in writing and shall be effective only in the specific instance and for the purpose which it is given and shall not constitute a waiver of any other rights and remedies of IAGM with respect to any other or future non-compliance. No single or partial exercise by IAGM of any right or remedy precludes any other or further exercise thereof, or precludes any other right of remedy.

Except as otherwise expressly provided herein, any notice, report or other communication which may be or is required to be given or made pursuant to this Agreement shall be in writing and shall be deemed to have been validly served, given or hand delivered or sent by facsimile, or other electronic communication, or three (3) days after deposit in the mail with Canada Post, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:

if to the Borrowers, at:

NowPhit Operations Inc.
519-955 Queen Street West
Toronto, ON, M6J 3X5

Attention: Marc Askenasi
Email: marc@nowphit.com

if to IAGM, at:

InterAmerican Gaming Inc.
Attention: Carrie Weiler
3565 King Road, Suite 102
King City, ON, L7B 1M3

Attention: Carrie Weiler
 Fax No. 905-833-9847

This Note is intended as a contract under and shall be construed and enforceable in accordance with the laws of the Province of Ontario, and the laws of Canada applicable therein.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the date and at the place first above written.

NOWPHIT OPERATIONS INC.

By:	/s/ Marc Askenasi
Name: Marc Askenasi
Title: President
I have authority to bind the corporation.

InterAmerican Gaming Inc.

By:	/s/ John G. Simmonds
Name: John G. Simmonds
Title: President